Agreement of Sale

This Agreement of Sale (“Agreement”) is entered into by and between Vibe Records, Inc., a Delaware Corporation (“Vibe”), Benacquista Galleries, Inc., a Nevada corporation (“Benacquista”), James Price, an Individual and Timothy Olphie, an individual (and together the “Parties”) as of January 11, 2008.

1.
Full Agreement and Settlement.  The Parties have previously been involved in a transaction concerning the purchase of shares of Benacquista by Olphie and the exchange of shares between Benacquista and Vibe.  There have been some disputes related to these transactions and in an effort to resolve those disputes, the Parties have entered into this Agreement.  This Agreement constitutes a full and final settlement between the parties with respect to any business matters of any kind or character that exist or have ever existed between them.   All prior Agreements by and between Vibe Records and Benacquista are hereby cancelled and are void.  The prior Agreement for sale between Messrs. Price and Olphie is hereby cancelled and is void. This includes the complete waiver and discharge of any claims for deposits made with respect to the transactions.  A prior deposit paid on behalf of Olphie by Bob McCoy is forfeited and any claim for refund thereof is hereby waived and released.  This Agreement fully supersedes and replaces any other documents or understandings of any kind between the Parties.  In consideration for the mutual promises contained in this Agreement, the Parties agree, now and forever, on behalf of themselves, their officers, directors, employees, shareholders, service providers, affiliates, subsidiaries, heirs, assignees, legatees to forever release and discharge each other for any claims or causes of action, known or unknown, of any kind or character whatsoever.  This waiver of unknown claims is made specifically and with knowledge of its consequences.

2.
Share Purchase.  In consideration of the conditions and covenants hereof, James Price hereby grants to Timothy Olphie, or his assignee, an Option to purchase 496,910 common shares of Benacquista for a purchase price of $500,000,  under, the Payment Schedule listed in Section 3 hereof, without exception.  Time is of the essence with respect to these payments and there will be no notice of default, grace period, presentment or demand of any kind with respect to the payments.  Any payment not received on or before the date due will result in the immediate cancellation of the option.  Any payments made are non-refundable and represent liquidated damages to be retained by James Price, in compensation for transaction costs and missed opportunities, which would be very difficult to quantify.

3.
Payment Schedule.  A $25,000 non-refundable deposit must be received by wire transfer within three business days of the date of this Agreement.  The balance of $475,000 must be received within 45 days of the date of this Agreement, unless payment of One Time Only Extension Fee is made.  The One Time Only Extension Fee must be received within 45 days of the date hereof.  The One Time Only Extension Fee consists of an additional non-refundable deposit of $25,000.  If the One Time Only Extension Fee is paid, final payment of the remaining $450,000 must be received within 60 days of the date of this Agreement.  Failure to make any payment exactly as noted in this section results in immediate cancellation of the Option above and retention of any non-refundable deposits as liquidated damages by James Price.

4.
Vibe, Olphie and Benacquista Covenants.  James Price owns 896,910 common shares of Benacquista as of the date of this Agreement.  Assuming that the Option is exercised in accordance with its terms, Price will own 400,000 common shares of Benacquista (“Price Shares”).  Vibe, Benacquista and Olphie hereby covenant that the Price Shares will be equal to at least 5% of the issued and outstanding stock of Benacquista, on a fully-diluted, fully converted basis for a period of 180 days from the exercise of the Option (“Price Share Percentage”).    In the event of the exercise of the One Time Only Extension, the Price Share Percentage hereunder shall be increased to 5.5%.  During the 180 days following closing, each and every time that Benacquista, after the exercise of the Option, causes common shares, options or warrants to purchase common shares, preferred stock, convertible debt or any other instrument which provides for conversion into common shares in an amount that causes the Price Shares to drop below the Price Share Percentage, Benacquista shall immediately and without further demand issue the number of fully paid, non-assessable common shares to Price necessary for the newly issued shares and the Price Shares together to equal the Price Share Percentage (the “Additional Shares”).  This paragraph 4 shall be a continuing covenant surviving the closing under this Agreement.  Vibe, Olphie and Benacquista also covenant to allow Price to sell the Price Shares as permitted under Rule 144 and not to object or interfere in any way with the removal of restrictions on the Price Shares, as long as they receive an opinion from counsel of Mr. Price’s choosing that such restrictions may be appropriately removed.   The penalty for failure to issue the Additional Shares within three business days or the failure to cause any restrictive legends to be removed from the Price Shares after an opinion of counsel, will be a liquidated damages amount of $10,000 for each and every business day that such a failure shall occur.  Such damages shall be due immediately and without demand or presentment.

5.
Benacquista Covenants and Representations.  During the period of this Option, Benacquista agrees not to issue any common or preferred shares or options or warrants to purchase the same, enter into any contracts or obligations outside of the ordinary course of business or to take on any material indebtedness.  The public filings of Benacquista are accurate in all material respects when taken as a whole.   There has been no material change in the business or circumstance of Benacquista since its last public filing, other than concerns the transactions previously discussed in this Agreement.  In the event of a violation of the covenants and representations contained in this section, the sole and exclusive remedy for such a violation shall be the return of whatever portion of the $50,000 in deposits under this Agreement have been made.  This covenant and representation shall apply only until full payment is received hereunder for the Option, at which time it shall be null and void.

6.
Due Diligence.  Vibe and Olphie acknowledge and affirm that they have been provided with all due diligence materials they require to enter into this transaction and do so, with full awareness of all of the conditions and circumstances of Benacquista, and hereby waive any claim of material non-disclosure.

7.
Miscellaneous.  All Parties understand that there are serious legal consequences to this Agreement.  All Parties represent that they are proceeding with this Agreement after consultation with their legal counsel.   All parties have the authority to enter into this Agreement.  This Agreement is governed by Nevada law and the parties agree that the State Courts of Clark, County, Nevada have proper venue and personal jurisdiction over the parties.  This Agreement may be signed in counterparts, which together will constitute an original.

8.	Resignation of Director. As a condition hereof Bob McCoy shall resign as Director of Benacquista concurrent with or prior to the execution hereof.

Agreed and Accepted as of the date first written above,

X	/s/ James Price
James Price, an Individual

X	/s/ James Price
Benacquista Galleries, Inc., a Nevada corporation
By James Price, President and CEO

X	/s/ Timothy Olphie
Timothy Olphie, an Individual

X	/s/ Timothy Olphie
Vibe Records Inc., a Delaware corporation
By Timothy Olphie, President and CEO